                                                  ------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number:          3235-0145
                                                  Expires:      October 31, 1997
                                                  Estimated average burden
                                                  Hours per response ......14.90
                                                  ------------------------------
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1 )*

                                Northeast Bancorp
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $ 1.00 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    663904100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

            Mr. Terry Maltese, Sandler O'Neill Asset Management LLC,
         780 Third Avenue, 30th Floor, New York, NY 10017 (212) 486-7300
--------------------------------------------------------------------------------
   (Name, Address and Telephone Number of Person Authorized to Receive Notices
                              and Communications)


                                February 26, 2002
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [_].

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                            Page   1   of   13 pages.
                                 -----     ----
                       Exhibit Index located on Page            SEC 1746 (12-91)
                                                     ---

                                  SCHEDULE 13D

-----------------------------------                                                             -----------------------------------
CUSIP No.       663904100                                                                                 Page  2  of   13  Pages
         -------------------------                                                                            -----   -----
-----------------------------------                                                             -----------------------------------

  ---------------------------------------------------------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Sandler O'Neill Asset Management, LLC

  ---------------------------------------------------------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                (a) [_]
                                                                                                                            (b) [_]

  ---------------------------------------------------------------------------------------------------------------------------------
     3     SEC USE ONLY

  ---------------------------------------------------------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*

               00

  ---------------------------------------------------------------------------------------------------------------------------------
     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                              [_]



  ---------------------------------------------------------------------------------------------------------------------------------
     6     CITIZEN OR PLACE OF ORGANIZATION

               New York

  ---------------------------------------------------------------------------------------------------------------------------------
                             7    SOLE VOTING POWER
         NUMBER OF

    SHARES BENEFICIALLY    --------------------------------------------------------------------------------------------------------
                             8    SHARED VOTING POWER
           OWNED BY
                                    170,000
           EACH
                           --------------------------------------------------------------------------------------------------------
      REPORTING PERSON       9    SOLE DISPOSITIVE POWER

           WITH            --------------------------------------------------------------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                    170,000

  ---------------------------------------------------------------------------------------------------------------------------------
  11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               170,000

  ---------------------------------------------------------------------------------------------------------------------------------
  12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                               [_]


  ---------------------------------------------------------------------------------------------------------------------------------
  13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               6.6%

  ---------------------------------------------------------------------------------------------------------------------------------
  14       TYPE OF REPORTING PERSON*

               00

  ---------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                          2 of 9

-----------------------------------                                                             -----------------------------------
CUSIP No.       663904100                                                                                 Page  3  of   13  Pages
         -------------------------                                                                            -----   -----
-----------------------------------                                                             -----------------------------------

  ---------------------------------------------------------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               SOAM Holdings, LLC

  ---------------------------------------------------------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                (a) [_]
                                                                                                                            (b) [_]

  ---------------------------------------------------------------------------------------------------------------------------------
     3     SEC USE ONLY

  ---------------------------------------------------------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*

               00

  ---------------------------------------------------------------------------------------------------------------------------------
     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                              [_]



  ---------------------------------------------------------------------------------------------------------------------------------
     6     CITIZEN OR PLACE OF ORGANIZATION

               Delaware

  ---------------------------------------------------------------------------------------------------------------------------------
                             7    SOLE VOTING POWER
         NUMBER OF

    SHARES BENEFICIALLY    --------------------------------------------------------------------------------------------------------
                             8    SHARED VOTING POWER
           OWNED BY
                                    152,500
           EACH
                           --------------------------------------------------------------------------------------------------------
      REPORTING PERSON       9    SOLE DISPOSITIVE POWER

           WITH            --------------------------------------------------------------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                    152,500

  ---------------------------------------------------------------------------------------------------------------------------------
  11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               152,500

  ---------------------------------------------------------------------------------------------------------------------------------
  12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                               [_]


  ---------------------------------------------------------------------------------------------------------------------------------
  13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               5.9%

  ---------------------------------------------------------------------------------------------------------------------------------
  14       TYPE OF REPORTING PERSON*

               00

  ---------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                          3 of 9

-----------------------------------                                                             -----------------------------------
CUSIP No.       663904100                                                                                 Page  4  of   13  Pages
         -------------------------                                                                            -----   -----
-----------------------------------                                                             -----------------------------------

  ---------------------------------------------------------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Malta Partners, L.P.

  ---------------------------------------------------------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                (a) [_]
                                                                                                                            (b) [_]

  ---------------------------------------------------------------------------------------------------------------------------------
     3     SEC USE ONLY

  ---------------------------------------------------------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*

               WC

  ---------------------------------------------------------------------------------------------------------------------------------
     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                              [_]



  ---------------------------------------------------------------------------------------------------------------------------------
     6     CITIZEN OR PLACE OF ORGANIZATION

               Delaware

  ---------------------------------------------------------------------------------------------------------------------------------
                             7    SOLE VOTING POWER
         NUMBER OF

    SHARES BENEFICIALLY    --------------------------------------------------------------------------------------------------------
                             8    SHARED VOTING POWER
           OWNED BY
                                    10,800
           EACH
                           --------------------------------------------------------------------------------------------------------
      REPORTING PERSON       9    SOLE DISPOSITIVE POWER

           WITH            --------------------------------------------------------------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                    10,800

  ---------------------------------------------------------------------------------------------------------------------------------
  11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               10,800

  ---------------------------------------------------------------------------------------------------------------------------------
  12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                               [_]


  ---------------------------------------------------------------------------------------------------------------------------------
  13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.4%

  ---------------------------------------------------------------------------------------------------------------------------------
  14       TYPE OF REPORTING PERSON*

               PN

  ---------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                          4 of 9

-----------------------------------                                                             -----------------------------------
CUSIP No.       663904100                                                                                 Page  5  of   13  Pages
         -------------------------                                                                            -----   -----
-----------------------------------                                                             -----------------------------------

  ---------------------------------------------------------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Malta Partners II, L.P.

  ---------------------------------------------------------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                (a) [_]
                                                                                                                            (b) [_]

  ---------------------------------------------------------------------------------------------------------------------------------
     3     SEC USE ONLY

  ---------------------------------------------------------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*

               WC

  ---------------------------------------------------------------------------------------------------------------------------------
     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                              [_]



  ---------------------------------------------------------------------------------------------------------------------------------
     6     CITIZEN OR PLACE OF ORGANIZATION

               Delaware

  ---------------------------------------------------------------------------------------------------------------------------------
                             7    SOLE VOTING POWER
         NUMBER OF

    SHARES BENEFICIALLY    --------------------------------------------------------------------------------------------------------
                             8    SHARED VOTING POWER
           OWNED BY
                                    37,900
           EACH
                           --------------------------------------------------------------------------------------------------------
      REPORTING PERSON       9    SOLE DISPOSITIVE POWER

           WITH            --------------------------------------------------------------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                    37,900

  ---------------------------------------------------------------------------------------------------------------------------------
  11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               37,900

  ---------------------------------------------------------------------------------------------------------------------------------
  12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                               [_]


  ---------------------------------------------------------------------------------------------------------------------------------
  13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               1.5%

  ---------------------------------------------------------------------------------------------------------------------------------
  14       TYPE OF REPORTING PERSON*

               PN

  ---------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                          5 of 9

-----------------------------------                                                             -----------------------------------
CUSIP No.       663904100                                                                                 Page  6  of   13  Pages
         -------------------------                                                                            -----   -----
-----------------------------------                                                             -----------------------------------

  ---------------------------------------------------------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Malta Hedge Fund, L.P.

  ---------------------------------------------------------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                (a) [_]
                                                                                                                            (b) [_]

  ---------------------------------------------------------------------------------------------------------------------------------
     3     SEC USE ONLY

  ---------------------------------------------------------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*

               WC

  ---------------------------------------------------------------------------------------------------------------------------------
     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                              [_]



  ---------------------------------------------------------------------------------------------------------------------------------
     6     CITIZEN OR PLACE OF ORGANIZATION

               Delaware

  ---------------------------------------------------------------------------------------------------------------------------------
                             7    SOLE VOTING POWER
         NUMBER OF

    SHARES BENEFICIALLY    --------------------------------------------------------------------------------------------------------
                             8    SHARED VOTING POWER
           OWNED BY
                                    16,400
           EACH
                           --------------------------------------------------------------------------------------------------------
      REPORTING PERSON       9    SOLE DISPOSITIVE POWER

           WITH            --------------------------------------------------------------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                    16,400

  ---------------------------------------------------------------------------------------------------------------------------------
  11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               16,400

  ---------------------------------------------------------------------------------------------------------------------------------
  12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                               [_]


  ---------------------------------------------------------------------------------------------------------------------------------
  13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.6%

  ---------------------------------------------------------------------------------------------------------------------------------
  14       TYPE OF REPORTING PERSON*

               PN

  ---------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                          6 of 9

-----------------------------------                                                             -----------------------------------
CUSIP No.       663904100                                                                                 Page  7  of   13  Pages
         -------------------------                                                                            -----   -----
-----------------------------------                                                             -----------------------------------

  ---------------------------------------------------------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Malta Hedge Fund II, L.P.

  ---------------------------------------------------------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                (a) [_]
                                                                                                                            (b) [_]

  ---------------------------------------------------------------------------------------------------------------------------------
     3     SEC USE ONLY

  ---------------------------------------------------------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*

               WC

  ---------------------------------------------------------------------------------------------------------------------------------
     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                              [_]



  ---------------------------------------------------------------------------------------------------------------------------------
     6     CITIZEN OR PLACE OF ORGANIZATION

               Delaware

  ---------------------------------------------------------------------------------------------------------------------------------
                             7    SOLE VOTING POWER
         NUMBER OF

    SHARES BENEFICIALLY    --------------------------------------------------------------------------------------------------------
                             8    SHARED VOTING POWER
           OWNED BY
                                    87,400
           EACH
                           --------------------------------------------------------------------------------------------------------
      REPORTING PERSON       9    SOLE DISPOSITIVE POWER

           WITH            --------------------------------------------------------------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                    87,400

  ---------------------------------------------------------------------------------------------------------------------------------
  11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               87,400

  ---------------------------------------------------------------------------------------------------------------------------------
  12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                               [_]


  ---------------------------------------------------------------------------------------------------------------------------------
  13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               3.4%

  ---------------------------------------------------------------------------------------------------------------------------------
  14       TYPE OF REPORTING PERSON*

               PN

  ---------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                          7 of 9

-----------------------------------                                                             -----------------------------------
CUSIP No.       663904100                                                                                 Page  8  of   13  Pages
         -------------------------                                                                            -----   -----
-----------------------------------                                                             -----------------------------------

  ---------------------------------------------------------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Malta Offshore, Ltd

  ---------------------------------------------------------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                (a) [_]
                                                                                                                            (b) [_]

  ---------------------------------------------------------------------------------------------------------------------------------
     3     SEC USE ONLY

  ---------------------------------------------------------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*

               WC

  ---------------------------------------------------------------------------------------------------------------------------------
     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                              [_]



  ---------------------------------------------------------------------------------------------------------------------------------
     6     CITIZEN OR PLACE OF ORGANIZATION

               Delaware

  ---------------------------------------------------------------------------------------------------------------------------------
                             7    SOLE VOTING POWER
         NUMBER OF

    SHARES BENEFICIALLY    --------------------------------------------------------------------------------------------------------
                             8    SHARED VOTING POWER
           OWNED BY
                                    17,500
           EACH
                           --------------------------------------------------------------------------------------------------------
      REPORTING PERSON       9    SOLE DISPOSITIVE POWER

           WITH            --------------------------------------------------------------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                    17,500

  ---------------------------------------------------------------------------------------------------------------------------------
  11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               17,500

  ---------------------------------------------------------------------------------------------------------------------------------
  12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                               [_]


  ---------------------------------------------------------------------------------------------------------------------------------
  13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.7%

  ---------------------------------------------------------------------------------------------------------------------------------
  14       TYPE OF REPORTING PERSON*

               CO

  ---------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                          8 of 9

-----------------------------------                                                             -----------------------------------
CUSIP No.       663904100                                                                                 Page  9  of   13  Pages
         -------------------------                                                                            -----   -----
-----------------------------------                                                             -----------------------------------

  ---------------------------------------------------------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Terry Maltese

  ---------------------------------------------------------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                (a) [_]
                                                                                                                            (b) [_]

  ---------------------------------------------------------------------------------------------------------------------------------
     3     SEC USE ONLY

  ---------------------------------------------------------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*

               00

  ---------------------------------------------------------------------------------------------------------------------------------
     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                              [_]



  ---------------------------------------------------------------------------------------------------------------------------------
     6     CITIZEN OR PLACE OF ORGANIZATION

               USA

  ---------------------------------------------------------------------------------------------------------------------------------
                             7    SOLE VOTING POWER
         NUMBER OF

    SHARES BENEFICIALLY    --------------------------------------------------------------------------------------------------------
                             8    SHARED VOTING POWER
           OWNED BY
                                    170,000
           EACH
                           --------------------------------------------------------------------------------------------------------
      REPORTING PERSON       9    SOLE DISPOSITIVE POWER

           WITH            --------------------------------------------------------------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                    170,000

  ---------------------------------------------------------------------------------------------------------------------------------
  11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               170,000

  ---------------------------------------------------------------------------------------------------------------------------------
  12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                               [_]


  ---------------------------------------------------------------------------------------------------------------------------------
  13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               6.6%

  ---------------------------------------------------------------------------------------------------------------------------------
  14       TYPE OF REPORTING PERSON*

               IN

  ---------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                          9 of 9

         This Amendment No. 1 to Schedule 13D relating to Northeast Bancorp (the "Issuer") is being filed on behalf of the undersigned to amend the Schedule 13D dated April 20, 2001 (the "Schedule 13D'). Terms defined in the Schedule 13D and not defined herein have the same meaning as in the Schedule 13D.

Item 3.        Source and Amount of Funds.

         The net investment cost (including commissions, if any) of the shares of Common Stock held by MP, MHF, MPII, MHFII and MO is $104,868, $161,969, $371,000, $886,539 and $170,037, respectively. Such shares were purchased with the investment capital of the respective entities.

Item 5.        Interest in Securities of the Issuer.

(a) Based upon an aggregate of 2,578,300 shares of Common Stock outstanding, as set forth in the Issuer's Quarterly Report on Form 10-Q for the quarter ended December 31, 2001, as of the close of business on February 26, 2002:

  (i) MP beneficially owned 10,800 shares of Common Stock, constituting approximately 0.4% of the shares outstanding.

  (ii) MHF beneficially owned 16,400 shares of Common Stock, constituting approximately 0.6% of the shares outstanding.

  (iii) MPII beneficially owned 37,900 shares of Common Stock, constituting approximately 1.5% of the shares outstanding.

  (iv) MHFII beneficially owned 87,400 shares of Common Stock, constituting approximately 3.4% of the shares outstanding.

  (v) MO beneficially owned 17,500 shares of Common Stock, constituting approximately 0.7% of the shares outstanding.

  (vi) SOAM owned directly no shares of Common Stock. By reason of its position as management company for MP, MHF, MPII, MHFII and MO, under the provisions of Rule 13d-3, SOAM may be deemed to beneficially own the 10,800 shares owned by MP, the 16,400 shares owned by MHF, the 37,900 shares owned by MPII, the 87,400 shares owned by MHFII and the 17,500 shares owned by MO, or an aggregate of 170,000 shares of Common Stock, constituting approximately 6.6% of the shares outstanding.

  (vii) Holdings owned directly no shares of Common Stock. By reason of its position as general partner of MP, MHF, MPII and MHFII, under the provisions of Rule 13d-3 of the Securities and Exchange Commission ("Rule 13d-3"), Holdings may be deemed to beneficially own the 10,800 shares owned by MP, the 16,400 shares owned by MHF, the 37,900 shares owned by MPII, and the 87,400 shares owned by MHFII, or an aggregate of 152,500 shares of Common Stock, constituting approximately 5.9% of the shares outstanding.

  (viii) Mr. Maltese directly owned no shares of Common Stock. By reason of his position as President of Holdings and SOAM, Mr. Maltese may be deemed to beneficially own the 10,800 shares owned by MP, the 16,400 shares owned by MHF, the 37,900 shares owned by MPII, the 87,400 shares owned by MHFII and the 17,500 shares owned by MO, or an aggregate of 170,000 shares of Common Stock, constituting approximately 6.6% of the shares outstanding.

  (ix) In the aggregate, the Reporting Persons beneficially own an aggregate of 170,000 shares of Common Stock, constituting approximately 6.6% of the shares outstanding.

  (ix)   2WTC directly owned no shares of Common Stock.

(b) The Partnerships each have the power to dispose of and to vote the shares of Common Stock beneficially owned by it, which power may be exercised by its general partner, Holdings. Holdings is a party to a management agreement with SOAM pursuant to which SOAM shares the power to dispose of and to vote the shares of Common Stock beneficially owned by Holdings. MO has the power to dispose of and to vote the shares of Common Stock beneficially owned by it. MO is a party to a management agreement with SOAM pursuant to which SOAM shares the power to dispose of and to vote the shares of Common Stock beneficially owned by MO. Mr. Maltese, as President and managing member of Holdings and SOAM, shares the power to dispose of and to vote the shares of Common Stock beneficially owned by the other Reporting Persons.

(c) During the sixty days prior to February 26, 2002, MP effected the following transaction in the Common Stock in open market transactions with brokers:

                                              Number           Price
           Date            Action           of Shares         per Share
           ----            ------           ---------         ---------

         02/26/02          Bought              400             $13.360

         During the sixty days prior to February 26, 2002, MHF effected the following transaction in the Common Stock in open market transactions with brokers:

                                              Number           Price
           Date            Action           of Shares         per Share
           ----            ------           ---------         ---------

         02/26/02          Bought              900             $13.360

         During the sixty days prior to February 26, 2002, MPII effected the following transaction in the Common Stock in open market transactions with brokers:

                                              Number           Price
           Date            Action           of Shares         per Share
           ----            ------           ---------         ---------

         02/26/02          Bought             1,800            $13.360

         During the sixty days prior to February 26, 2002, MHFII effected the following transactions in the Common Stock in open market transactions with brokers:

                                              Number           Price
           Date            Action           of Shares         per Share
           ----            ------           ---------         ---------

         02/26/02          Bought             4,900            $13.360
         01/04/02          Bought             5,000            $12.680

         During the sixty days prior to February 26, 2002, MO effected the following transaction in the Common Stock in open market transactions with brokers:

                                              Number           Price
           Date            Action           of Shares         per Share
           ----            ------           ---------         ---------

         02/26/02          Bought               900            $13.360

(d)      Not applicable.

(e)      Not applicable.

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 7, 2002

MALTA PARTNERS, L.P.                                 MALTA HEDGE FUND, L.P.
By:      SOAM Holdings, LLC,                         By:      SOAM Holdings, LLC,
         the sole general partner                             the sole general partner


By: /s/ Terry Maltese                                         By: /s/ Terry Maltese
   ------------------------------------                          ------------------------------------------------
         Terry Maltese                                                Terry Maltese
         President                                                    President

MALTA PARTNERS II, L.P.                              MALTA HEDGE FUND II, L.P.

By:      SOAM Holdings, LLC,                         By:      SOAM Holdings, LLC,
         the sole general partner                             the sole general partner


By: /s Terry Maltese                                          By: /s/ Terry Maltese
   -----------------------------------                           ----------------------------------------------
         Terry Maltese                                                Terry Maltese
         President                                                    President

MALTA OFFSHORE, LTD                                  Sandler O'Neill Asset Management LLC

By:      Sandler O'Neill Asset Management LLC

By: /s/ Terry Maltese                                         By: /s/ Terry Maltese
   ----------------------------------                            -----------------------------------------------
         Terry Maltese                                                Terry Maltese
         President                                                    President

SOAM Holdings, LLC                                   Terry Maltese

By: /s/ Terry Maltese                                         /s/ Terry Maltese
   ----------------------------------                         -----------------------------------
         Terry Maltese                                                Terry Maltese
         President